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                                                                     EXHIBIT 4.1

                          ARTICLES OF INCORPORATION*



                                  AEGON N.V.



                            registered in The Hague
            Trade Register 27076669, Chamber of Commerce The Hague



     Continuing text after the amendments, executed on May 30, 2000 before Mr R.J.J. Lijdsman, civil law notary, Amsterdam, certificate from the minister that there have appeared to be no objections dated May 18, 2000 number N.V.
                                   101.780.



   *The term `Articles of Incorporation' is a translation of the Dutch word `statuten'. One should be aware that the Dutch concept `statuten' does not only include the Anglo-Saxon concept of `Articles of Incorporation' but also the concept of `by-laws'.



  The following is a fair English translation of the text of the Articles of Incorporation of AEGON N.V. An attempt has been made to translate as literally as possible without jeopardising the overall continuity of the text. Inevitably, however, differences may occur in translation and if they do, the
    Dutch text will by law govern. In the above, Dutch legal concepts are expressed in English terms and not in their original Dutch terms; the concepts concerned may not be identical to concepts described by the English terms as such terms may be understood under the laws of other jurisdictions.

Name and registered office.
Article 1.
The name of the Company shall be AEGON N.V. and it is registered in The Hague (The Netherlands).

Duration.
Article 2.
The Company shall continue to exist for an indefinite period of time.

Objectives.
Article 3.
1. The objectives of the Company are to incorporate, acquire and alienate shares and interests in, to finance and grant security for commitments of, to enter into general business relationships with and to manage and grant services to legal entities and other entities, in particular those involved in the insurance business, as well as to conduct any other activity which might further advance these objectives. These objectives shall be construed as broadly as possible.
2. In achieving the aforesaid objectives due regard shall be taken, within the scope of sound business operations, to provide fair safeguards for the interests of all the parties directly or indirectly involved in the Company.

Capital and shares.
Article 4.
1. The authorized capital of the Company amounts to FOUR HUNDRED EIGHTY MILLION EURO (EUR 480,000,000.00), divided into four billion (4,000,000,000) shares having a par value of twelve eurocents (EUR 0.12) each, of which:
     - one billion four hundred million (1,400,000,000) are preferred shares, and
     -  two billion six hundred million (2,600,000,000) are common shares.
2.   All the shares shall be fully paid upon acceptance.
3. Shares shall, at the choice of the shareholder, be either registered or shall be to bearer. Subject to the approval of the supervisory board, the executive board may decide that, in the event of a choice for or a conversion into registered shares for which no certificates of share are in circulation, a minimum limit may be placed on the number of shares in order to become eligible for registration in the share register as referred to in paragraph 6.
4. For shares to bearer the Company shall issue certificates of share of such numbers of shares as the executive board shall determine.
5. The executive board may, at the shareholder's option, provide that, instead of certificates of share to bearer provided with a dividend sheet consisting of separate dividend coupons (K-certificates), certificates of share to bearer provided with a dividend sheet not consisting of separate dividend coupons (CF-certificates) shall be issued. Such dividend sheets of CF-certificates shall, on behalf of the holders of shares to bearer to which they relate, be handed over to and remain permanently in the custody of a custodian to be appointed in accordance with the provisions of this paragraph. The executive board shall appoint as custodians of these dividend sheets individuals or legal entities whose business is the custody of dividend sheets and who have dividend sheets in their custody administered by an institution which is designated to this end by the executive board and which is independent of the Company. If there are CF-certificates they may always be exchanged for K-certificates and vice versa. The Company shall charge no costs to a shareholder who has requested such exchange.
6. A register of registered shares shall be kept by or on behalf of the Company. The register may consist of various parts which may be kept in different places and each may be kept in more than one copy and in more than one place as determined by the executive board. The register shall be kept up to date. In the register shall be entered the names and the addresses referred to in paragraph 7 of all the holders of registered shares, the call paid on each share and such other particulars as the

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     executive board may determine. The entries in the register as well as the amendments thereof shall be certified in a manner to be prescribed by the executive board. Article 85 Book 2 of the Dutch Civil Code shall apply to the Company.
7. Every holder of a registered share as well as usufructuaries and lienors of such a share are obliged to furnish the Company in writing with an address to which all notices, dispatched by the Company in respect of his share, are to be delivered.
8. Any holder of a registered share as well as usufructuaries and lienors of such a share shall, at their request, be provided free of charge with an extract from the register which shows their right to such share.
9. The executive board may resolve that for registered shares certificates of share shall be made available.
10. The certificates of registered shares shall not be provided with dividend sheets. They shall be available for such numbers of registered shares as the executive board shall fix and determine.
11. The executive board shall determine the form and contents of the certificates of share with due observance for the provisions of these articles of incorporation. Each certificate shall state upon the face thereof that it is a certificate of a common share or of a preferred share and shall further bear indications, such that it can be distinguished from other certificates of share. They shall be signed by a member of the executive board and a member of the supervisory board whose signatures may be in facsimile. The executive board can provide that certificates of registered shares shall also be signed by one or more persons to be designated for this purpose by the executive board.
12.  At the request of the shareholder
     a. shares to bearer will be exchanged for registered shares and vice versa;
     b. certificates of shares to bearer will be exchanged for more or fewer certificates of together the same number of shares of the same kind to bearer (with due observance for the provisions of paragraph 4);
     c. certificates of registered shares will be exchanged for more or fewer certificates of together the same number of registered shares of the same kind (with due observance of the provisions of paragraph 10); and
     d. certificates of registered shares will be issued or taken back by the Company, the original entry in the register being maintained, all this subject to the provisions of paragraph 3. Such request shall be made in writing at the address to be determined by the executive board. The executive board may provide that the request must be made by the filling in and signing of a form to be made available by the Company. For the transactions mentioned above under a) and d), the Company shall only charge costs, which costs shall have to be paid before the request will be complied with. The other transactions mentioned above shall not be performed until the certificates of share to be surrendered or to be exchanged, as the case may be, have been handed in, with any appurtenant documents belonging to them.
13. The Company may acquire other than by gratuitous title, any fully paid shares in its own capital only if:
     a. its net assets reduced by the purchase price is not less than the paid-in and claimed portion of the capital increased by the reserves which must be maintained according to the law, and
     b. the nominal amount of the shares in its capital which the Company acquires, holds or holds in pledge or which are held by a subsidiary company does not exceed one tenth of the issued capital. The term `shares' in this paragraph shall include depositary receipts thereof.
14. For the acquisition of shares referred to in the preceding paragraph the executive board shall require the authorization of the general meeting of shareholders, which authorization shall be valid for eighteen months. The authorization shall determine how many shares may be acquired, how they may be acquired and the minimum and maximum price.
15. The Company may acquire its own shares for transfer to staff employed by the Company or by a Group Company, pursuant to a regulation to that effect.
16. No payments shall be made on shares which the Company holds in its own share capital.

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17.  The Company may not vote shares which it holds in its own share capital; in addition Article 118 paragraph 7 of Book 2 of the Dutch Civil Code shall apply. In determining the extent to which the shareholders cast their votes, are present or represented, or the extent to which the share capital is furnished or represented, shares for which the law determines that no vote may be cast thereon, shall not be taken into account.
18. The term `shares' means both common and preferred shares, unless the contrary is expressly provided or is evident from the context.
19. The rights of holders of depositary receipts issued with the cooperation of the Company and of usufructuaries and lienors to whom the law has accorded corresponding rights are subject to the legal provisions concerned.

Issuance of shares.
Article 5.
1. The authority to issue shares is vested in the general meeting of shareholders or in the executive board, after it has been designated to do so by the general meeting for a fixed period of five years at the utmost, in such numbers, at such times and on such terms - but not below par, except if the provisions of Article 80, Book 2 of the Dutch Civil Code apply, and subject to payment in full - as the general meeting or the executive board respectively shall determine. In a resolution on the aforesaid designation it shall be determined how many shares of either type may be issued.
2. If the executive board has been so designated by the general meeting of shareholders as mentioned in paragraph 1, this designation may only be withdrawn if it is thus proposed by the executive board and approved by the supervisory board, unless the designation specifically states that it cannot be withdrawn.
3. In the case that common shares are issued, holders of common shares shall, subject to the exceptions mentioned in the law, have the right, within a period to be set by the executive board and subject to the approval of the supervisory board, to take new common shares at a fixed price in proportion to the number of their existing common shares, unless the general meeting of shareholders or the executive board, if the latter has been designated to this end by the general meeting - after receiving the designation referred to in paragraph 1 - for a fixed period of five years at the utmost, with due observance of Article 96a paragraph 7, Book 2 of the Dutch Civil Code, resolves upon a restriction or exclusion of the pre-emption rights.
4. The resolution upon the issuance of non-issued shares referred to in paragraph 1 and the resolution upon restriction or exclusion of the pre-emption rights referred to in paragraph 3 shall be subject to the approval of the supervisory board.
5. If the executive board has been designated, according to paragraph 1, by the general meeting of shareholders as a competent body for the passing of resolutions upon the issuance of preferred shares, a general meeting of shareholders shall be held within thirty days after such shares have been issued, in which a statement concerning the reason(s) for such issue will be made by the executive board, unless such statement had already been made before at a meeting of shareholders.
6. The executive board is authorized, with the approval of the supervisory board, within the scope of a merger of a subsidiary of the company, to issue common shares to be debited to a reserve insofar as the executive board has been appointed by the general meeting of shareholders in accordance with paragraphs 1 and 3 of this Article.
7.   Without prejudice to the provisions of the preceding paragraphs and of
     Article 96 paragraph 2, Book 2 of the Dutch Civil Code, the issuance of preferred shares shall be subject to the previous approval of the meeting of holders of preferred shares.
8. The preceding two paragraphs shall not apply in the case that preferred shares are issued to the only holder of preferred shares.

Repayments on preferred shares.
Article 6.

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Provided the provisions of Article 99, Book 2 of the Dutch Civil Code are observed, the general meeting of shareholders may stipulate, on the proposal of the executive board, that the calls paid on the preferred shares shall be repaid in whole or in part; in case of whole repayment these shares shall be withdrawn. Partial repayment shall, in respect of all those shares, be made proportionately. Without prejudice to the provisions of paragraph 5 of the above-mentioned Article 99, this resolution of the general meeting shall require the previous or simultaneous approval of the meeting of holders of preferred shares.

Transfer of registered shares.
Article 7.
1. Without prejudice to the provisions of paragraphs 2, 3 and 4 the transfer of a registered share shall require a specific deed of transfer, setting forth the shares to be transferred, and, unless the Company itself is a party to the deed, a written acknowledgement of the transfer by the Company. The acknowledgement shall be stated in the deed itself or in a dated statement of acknowledgement in the deed or in a copy or an extract of the deed, authenticated by a notary public or the alienator. The acknowledgement may be substituted by the official delivery to the Company of such deed, copy or extract.
2. Except for the provisions of the following paragraph, any transfer of registered shares may only take place with the previous consent of the supervisory board. This consent may be so conditioned as the board may deem desirable or necessary.
3. The consent referred to in the preceding paragraph shall not be required in the case of;
     a. a transfer of registered shares for which no certificates of share are outstanding, and
     b. a transfer of registered shares for which certificates of share are outstanding, provided the deed destined for a transfer as shown on the back of the certificate(s) of share - or a separate deed corresponding with the text thereof - has been filled in and has been signed by or on behalf of the transferor.
4. Without prejudice to the provisions in paragraph 1, the transfer of registered shares for which certificates of share are outstanding can only take place if the certificate(s) of share is/are surrendered to the Company at the same time. As proof of the acknowledgement of the transfer, the acknowledgement shall be noted on that/those document(s) or that/those document(s) shall be replaced with one or more certificates of share in the name of the acquirer, all by or on behalf of the Company.
5. The provisions of the preceding paragraphs shall apply analogously to the transfer of a registered share as a result of a forced sale as well as to the allotment of a registered share as a result of the distribution of any community of property.
6. The provisions of paragraph 1 and of the first sentence of paragraph 4 shall apply analogously to the transfer of a limited right on a registered share. If a certificate of share has been issued, the acknowledgement of the transfer may only take place by a statement to this effect on the document.

Duplicate of shares, talons and dividend coupons.
Article 8.
1. In case one or more certificates of share, talons or dividend coupons should be lost or have been damaged, stolen or destroyed, the executive board may, on conditions to be stipulated by it, issue duplicates of certificates of share, talons or dividend coupons to the owner.
2. The issue of such duplicates shall render the corresponding old documents null and void against the Company.

The executive board.
Article 9.
1.   The Company's management is vested with the executive board.

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2.   The number of members of the executive board shall be determined by the supervisory board after consultation with the executive board.
3. The members of the executive board shall be individually appointed by the supervisory board.
4. The supervisory board shall inform the general meeting of shareholders of a contemplated appointment of a member of the executive board.
5. The supervisory board appoints a chairman and may grant him the title of president and, if deemed necessary, a vice-chairman and grant him the title of vice-president from among the members of the executive board.
6. The employment conditions of the members of the executive board shall be determined by the supervisory board.
7. A member of the executive board shall not be dismissed by the supervisory board until after the general meeting of shareholders has rendered an opinion on the contemplated dismissal. At such a meeting the person concerned shall have the right to speak about the contemplated dismissal. The provisions of Article 158 paragraph 11, Book 2, of the Dutch Civil Code shall apply accordingly with respect to the provisions in paragraph 4 and this paragraph 7.
8. A member of the executive board may at any time be suspended from his duties by the supervisory board. Such suspension shall lapse unless it is followed by a general meeting of shareholders held within six months, at which the dismissal of the member concerned is dealt with in the manner described in the preceding paragraph.
9. In the event of death, temporary suspension, dismissal or any other cause which prevents the attendance of one or more but not all the members of the executive board, the other members shall temporarily be charged with the entire management. In case any such circumstances apply to all the members of the executive board, the supervisory board shall temporarily be charged with the management, in which case the supervisory board is empowered to entrust one or more persons, whether or not from among its own members, with such management.

Powers of the executive board.
Article 10.
1. The executive board is authorized to represent the Company. Each member of the executive board individually is also authorized to represent the Company.
2. The executive board is authorized, subject to the approval of the supervisory board, without the prior approval of the general meeting of shareholders to perform any of the legal acts referred to in Article 94, Book 2 of the Dutch Civil Code.
3. The executive board shall need the approval of the supervisory board for resolutions concerning:
     a. the issuance and acquisition of shares in the Company and debentures chargeable to the Company and of debentures chargeable to a limited partnership or general partnership in which the Company is a fully liable partner;
     b.   cooperation in the issuance of depositary receipts;
     c. the application for quotation or cancellation of quotation of the documents under a and b hereof in the official list of any stock exchange;
     d. entering into or severing a permanent partnership of the Company or a dependent company with another legal entity or company or as a fully liable partner in a limited partnership or general partnership, if this cooperation or cessation thereof has a significant impact on the Company;
     e. a participation by the Company or a dependent company in the capital of another company, which requires capital in value equal to or greater than one fourth (1/4) of the issued capital with the reserves as shown by the balance sheet with notes of the Company, as well as a radical increase or decrease of any such existing participation;
     f. investments requiring an amount equal to at least one fourth (1/4) of the Company's issued share capital and reserves as shown by its balance sheet with notes thereon;
     g.   a proposal for an amendment of the articles of incorporation;
     h.   a proposal for the dissolution of the Company;

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     i.   a petition in bankruptcy and a petition for a moratorium;
     j. the termination of service of a substantial number of employees of the Company or of a dependent company at the same time or within a short period of time;
     k. a significant change in the working conditions of a substantial number of employees of the Company or of a dependent company;
     l.   a proposal for a reduction of the issued share capital; and
     m.   a proposal for a merger.
4. The term `dependent company' used in these articles of incorporation means a company as mentioned in Article 152, Book 2 of the Dutch Civil Code.
5. Resolutions and acts adopted or performed respectively without the approval as required by the law and these articles of incorporation (except in the case that the approval, required by the provision in paragraph 3, subparagraph m is missing), do not effect the authority of the executive board or its individual members to represent the Company. Without prejudice to the previous sentence the executive board shall remain responsible to the Company for the aforementioned acts or resolutions adopted or performed without the required approval.

Supervisory board.
Article 11.
1.   The Company shall have a supervisory board.
2. The individual members of the supervisory board shall be appointed by the supervisory board.
3. The supervisory board shall consist of at least seven natural persons. If the number of the members of the supervisory board is less than seven, the board shall take measures forthwith to increase the number of members to at least seven.
4. The general meeting of shareholders, the executive board and the workers' council may recommend persons to the supervisory board for appointment as members. To this end, the supervisory board shall inform them in a timely fashion when and for what reason a vacancy on the supervisory board has to be filled. The workers' council shall not pass a resolution as meant in this Article until the Company and the workers' council have at least once consulted together on the issue concerned.
5. The supervisory board shall notify both the general meeting of shareholders and the workers' council of the name of the person whom it wishes to appoint.
6. The information mentioned in paragraph 4 and the notification mentioned in paragraph 5 may be contained in the notice by which the meeting of shareholders is convened.
7. The recommendation referred to in paragraph 4 and the notification referred to in paragraph 5 shall state the candidate's age, occupation, the amount in money of the shares he holds in the Company's share capital and the posts he occupies or has occupied, in so far as the latter are of importance to the performance of duties as a member of the supervisory board. They shall also state the companies of which the candidate is already a member of a supervisory board; if they should include companies belonging to one and the same group, the group's name shall suffice. The grounds for the recommendation and the nomination shall also be stated.
8. The supervisory board shall appoint the person referred to in paragraph 5, unless the general meeting of shareholders or the workers' council objects to the intended appointment. The grounds for this objection may only be that the regulations of paragraph 4, second full sentence, or paragraph 5 have not been properly complied with, that it is expected that the nominated person will be unsuitable for the fulfilment of the task as a member of the supervisory board or that the supervisory board will not be composed as it should be subsequent to the intended appointment.
9. The appointment procedure outlined in this Article shall also be subject to the provisions set forth in Article 158, Book 2 of the Dutch Civil Code.

Article 12.
1. The following persons may not be members of the Company's supervisory board:
     a.   employees of the Company;

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     b.   persons employed by a dependent company;
     c. committee members of, and persons employed by a workers' organization usually involved in fixing the employment conditions of the persons referred to under paragraphs a and b above.
2. Without prejudice to the provision of paragraph 3 b, a member of the supervisory board will be appointed for a period of 4 years, unless a shorter period is considered desirable. In the year in which a person reaches the age of seventy (70) years or over, he/she shall no longer be eligible for appointment as a member of the supervisory board.
3.   A member of the supervisory board shall retire no later than:
     a. at the conclusion of the annual general meeting of shareholders, to be held in the year in which the number of years the appointment was valid elapse or have elapsed; in this case the retiring member of the supervisory board shall be eligible for reappointment forthwith;
     b. at the conclusion of the annual general meeting of shareholders in the year in which the member of the supervisory board concerned will reach the age of seventy (70) years.
4. The Corporate Affairs Division (Ondernemingskamer) of the Amsterdam Court of Justice (Gerechtshof) may, if so petitioned, dismiss a member of the supervisory board from office for dereliction of duty, for other important reasons or due to significant changes in circumstances which result in his retention as a member of the supervisory board no longer being reasonably required by the Company, This petition may be filed by the Company, represented for the purposes thereof by the supervisory board, a representative of the general meeting of shareholders or a representative of the workers' council. Article 158 paragraphs 11 and 13, Book 2 of the Dutch Civil Code are applicable.
5. A member of the supervisory board may be suspended from his duties by the supervisory board; such suspension shall lapse by right if the Company has not filed a petition with the Corporate Affairs Division, mentioned in the preceding paragraph, within one month of the commencement of such suspension.

Article 13.
1. The supervisory board shall elect a chairman and a vice-chairman from among its members.
2. If the chairman and the vice-chairman are absent or prevented from attending a meeting, one of the other members of the supervisory board, to be designated by the supervisory board, shall act as chairman.
3. A resolution of the supervisory board shall be evidenced by a document containing such resolution, signed by the chairman or, if he is absent or prevented from attending, by one of the other members of the supervisory board.
4. The fees to be paid to a member of the supervisory board shall be fixed by the general meeting of shareholders and shall not be dependent upon the profit of the Company.

Article 14.
1. The supervisory board has as its duties to supervise the administration by the executive board and the general course of business of the Company and the enterprise associated with it and to assist the executive board with advice. In performing their duties the members of the supervisory board shall be guided by the interests of the Company and the enterprise associated with it.
2. The supervisory board may provide that one or more of its members, accompanied or not accompanied by an expert as mentioned in the following paragraph, shall have access to the Company's premises and be authorized to inspect its books, correspondence and other documents, and take cognizance of the acts and operations that have taken place. The supervisory board may also decide that only some rights mentioned in the preceding sentence may be exercised.
3. In the accomplishment of its duties the supervisory board may call upon the assistance or advice of one or more experts to be appointed by it for a fee to be agreed upon with the supervisory board, which fee shall be chargeable to the Company.

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4.   The supervisory board shall meet whenever the chairman or at least two members shall deem it desirable. The chairman or his substitute shall preside over the meeting and minutes shall be kept of the proceedings. The members of the executive board shall attend the meetings unless the supervisory board expresses its wish to meet separately.
5. At the meeting of the supervisory board resolutions shall be adopted by an absolute majority of the votes cast at the meeting.
6. No resolutions at any meeting shall be adopted unless at least one-half of the members of the supervisory board are in attendance.
7. In the event of a voting tie the chairman shall have a deciding vote, but only if more than two members of the supervisory board are present.
8. The supervisory board may adopt a resolution without holding a meeting, upon the conditions that the proposed resolution has been submitted to all the members of the supervisory board, none of them opposes this manner of adopting a resolution and the majority of the members have voted in favour of the proposed resolution.
9. At the subsequent meeting of the supervisory board, held after the members of this board have adopted a resolution without holding a meeting as referred to in the preceding paragraph, the chairman of that meeting shall communicate the result of the voting.

Committees.
Article 15.
1. The supervisory board may, without prejudice to its responsibility, designate one or more committees from among its members, which shall have as their duty to deal with items as specified by the board.
2. The composition of this/these committee(s) shall be determined by the supervisory board.
3. The general meeting of shareholders may grant an additional fee to the members of the committee(s) for their service on the committee(s).

Financial year, annual accounts and annual report.
Article 16.
1.   The Company's financial year shall be the same as the calendar year.
2. Each year, within five months after the end of the financial year, unless the general meeting of shareholders extends this term by six months at the utmost owing to exceptional circumstances, the executive board shall draw up annual accounts for the past financial year and shall deposit these at the office of the Company for the shareholders. Within this same period the executive board shall also deposit the annual report for the shareholders. The annual accounts shall consist of the balance sheets and income statements, together with an annotated narrative.
3.   The annual accounts shall be duly adopted by the supervisory board.
4. The annual accounts shall be signed by each of the members of the executive board and by each of the members of the supervisory board. If the signatures of one or more of them is lacking, this shall be stated together with the reason therefore.
5. The supervisory board shall simultaneously submit the annual accounts for approval to the general meeting of shareholders and for discussion to the workers' council. In addition to the annual accounts, the annual report and the other particulars referred to in Article 392, Book 2 of the Dutch Civil Code shall also be submitted, inasmuch as the Company is not released therefrom by the law.
6. The annual accounts, the annual report and the particulars to be added pursuant to Article 392, Book 2 of the Dutch Civil Code shall, from the day of the convening of the general meeting of shareholders intended for their consideration until the end of that meeting, be open for inspection at the Company's office in The Hague and an admitted institution as meant in the Fondsenreglement of Amsterdam Exchanges N.V. in Amsterdam. A copy of these documents shall be made available free of charge to shareholders; third parties may obtain such copies at cost.
7. The annual accounts shall require the approval of the general meeting of shareholders.

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8.   Within eight days after the approval mentioned in the preceding paragraph, the annual accounts shall be made public by the filing of complete copies thereof in the Dutch language at the office of the Trade Register, after the day of the adoption and approval has been noted thereon, all this without prejudice to the provisions of Article 394, Book 2 of the Dutch Civil Code.

Annual general meeting of shareholders.
Article 17.
A general meeting of shareholders shall be held annually either in The Hague, Leidschendam, Rijswijk (ZH) or Voorburg, at the discretion of the executive board or the supervisory board, depending on which body calls the meeting. It shall be held each year no later than in the month of June.

Special general meeting of shareholders.
Article 18.
Special general meetings of shareholders shall be held whenever the executive board or the supervisory board calls such meetings, subject to the provisions of Articles 110, 111 and 112 of Book 2 of the Dutch Civil Code, which Articles are applicable to the Company. These meetings shall be held in either The Hague, Leidschendam, Rijswijk (ZH) or Voorburg, at the discretion of the body calling the meeting.

Notice and conduct of general meeting of shareholders.
Article 19.
1. General meetings of shareholders shall be convened by means of an announcement in a national daily newspaper and in the Official List of Amsterdam Exchanges N.V. in Amsterdam or any substitute official publication thereof.
2. The announcement shall mention the subjects to be dealt with or shall mention that the shareholders may look at them at the offices of the Company. It will furthermore mention that the documents pertaining to the agenda are available to the shareholders free of charge at the offices of the Company in The Hague and at an admitted institution as meant in the Fondsenreglement of Amsterdam Exchanges N.V. in Amsterdam.
3. At least fifteen days' notice shall be given, not counting the day of the notice and the day of the meeting.
4. The chairman of the supervisory board or his substitute shall act as chairman at the general meeting of shareholders.
5. Unless the minutes are taken by a notary public (`notaris'), minutes of the proceedings of the meeting shall be kept by a person to be designated by the chairman, which minutes shall be adopted jointly by the chairman and a shareholder, who on the motion of the chairman shall be designated by those attending, from among those attending the meeting and which shall be signed by the latter two persons in witness of their adoption. These minutes thus adopted shall be available for inspection by the shareholders up to and including the next general meeting.
6. Requests to add subjects to the agenda of the general meeting of shareholders made by shareholders who, solely or jointly, represent at least 0.1% of the issued common shares, will be honoured if these are lodged in writing with the Company's registered office, at least two and at a maximum of three months prior to the day on which the meeting will be held, unless in the opinion of the supervisory board and the executive board there are important Company interests which would prevent this from happening.

Admittance to general meeting of shareholders; voting power.
Article 20.
1.   Each outstanding share shall be entitled to one vote.
2.   When a share is pledged, the voting power cannot be granted to the pledgee.
3. Every shareholder is entitled to attend the general meeting of shareholders and to speak and vote in the meeting, either in person or by a proxy granted in writing.

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4.   When convening a General Meeting of Shareholders, the Executive Board is
     authorized to determine that those entitled to attend and vote at said General Meeting in accordance with the provisions of paragraphs 1 and 2 of
     Section 117 of Book 2 of the Dutch Civil Code shall be determined on the basis of the names of the persons who, on a specified date which may not be earlier than provided for by statutory provisions, are listed as being the holders of shares in a register to be designated by the Executive Board, irrespective of whether or not they are the rightful owners of such shares on the date of the meeting.
5. Holders of bearer shares or their proxies shall only be admitted to the meeting on production of evidence that such shares were held on the date determined in accordance with the provisions of paragraph 4 above, or on the date of the General Meeting if no such date has been determined, obtained in the manner stated in the notice of the meeting. The proxy shall also be required to produce written evidence of his mandate.
6. Holders of registered shares or their proxies, as the case may be, shall only be admitted to the meeting if they have notified the Company in writing of their intention to attend the meeting. The notice of convocation shall include the latest date for notifying attendance and also the address to which such notification must be sent. Insofar as certificates have been issued for their shares, holders must state the distinctive number(s) of their share certificate(s). In respect of their registered shares they will only be admitted to the meeting if the shares in question are registered in their name on the date determined in accordance with paragraph 5 of this Article.
7. The members of the supervisory board and of the executive board shall have the right to attend the general meeting of shareholders in person and to be heard in the meeting. They shall have an advisory capacity at the meeting.
8. The chairman of the meeting shall decide upon the admittance to the meeting of persons other than those mentioned in the paragraphs 3 and 7.
9. At the general meeting of shareholders all resolutions shall be adopted by an absolute majority of the valid votes cast, except in those cases in which the law or these articles of incorporation prescribe a larger majority.
10.  Blank votes shall be regarded as not having been cast.
11. For resolutions not concerning persons the vote shall be viva voce. On resolutions concerning persons the vote shall be by means of folded ballot papers, unless none of the persons present demands a vote by head count.
12. If in the election of persons no absolute majority of the valid votes cast at the meeting is obtained, a new vote shall be taken - after an intermediate vote, if necessary on the two persons who have, at the first vote, received the greatest and the next greatest number of votes. The person who receives the greatest number of votes at the new vote shall be elected. If there is an equality of votes in this case, lots shall be drawn.
13. In the case of a voting tie regarding resolutions not concerning persons the proposal shall be rejected.
14. Members of the supervisory board, members of the executive board and, in general, persons in the Company's service shall not be allowed to vote any proxy.

Meetings of holders of shares of a specific class.
Article 21.
1. Meetings of holders of shares of a specific kind shall be held whenever the executive board or the supervisory board calls such meetings at a place designated pursuant to Article 17. The provisions of Article 19, paragraph 1 up to and including paragraph 5, and Article 20 shall also apply.
2. A meeting of holders of preferred shares at which all outstanding preferred shares are represented may, only upon the proposal of the executive board and subject to the approval of the supervisory board - also if the provisions of paragraph 1 have not been observed pass valid resolutions, provided they are passed unanimously.

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Certified public accountant.
Article 22.
1. The general meeting of shareholders shall commission a certified public accountant or an organization in which certified public accountants cooperate as referred to in Article 393 paragraph 1 Book 2 of the Dutch Civil Code, both hereafter referred to as `accountant' to examine the annual accounts drawn up by the executive board in accordance With the provisions of Article 393 paragraph 3, Book 2 of the Dutch Civil Code.
2. The accountant shall be entitled to inspect all the Company's books and documents. He is prohibited from divulging anything shown or communicated to him regarding the Company's affairs any further than his mandate requires. His fee shall be chargeable to the Company.
3. The accountant shall deliver the report on his examination to the supervisory board and to the executive board. He shall mention at a minimum his findings concerning the reliability and continuity of the automated data processing. He shall report on the results of his examination in an Auditor's Statement on the accuracy of the annual accounts.
4. The annual accounts can not be adopted or approved if the supervisory board or the general meeting of shareholders has not been able to review the Auditor's Statement from the accountant, which Statement shall be added to the annual accounts, unless the particulars to be added state a legal reason why the Statement is lacking.

Discharge.
Article 23.
In the general meeting of shareholders where it is decided to approve the annual accounts, a separate proposal for the discharge from all liability of the executive board for its management and of the supervisory board for its supervision in the past financial year shall be dealt with.

Appropriation of profit.
Article 24.
1. If the approved income statements show a profit, the supervisory board may decide, upon the proposal of the executive board, to set aside part of the profit to augment and/or form surplus funds.
2. Profits may only be distributed as far as the Company's equity exceeds the amount of the paid and called part of the share capital increased by the surplus funds to be maintained according to the law.
3. From the net profit, if it is sufficient to this end after a part of the profit has been set aside for augmenting or forming surplus funds according to paragraph 1, first of all the holders of preferred shares shall receive, on the call paid on their preferred shares, a dividend the percentage of which, on an annual basis, is equal to the European Central Bank's fixed interest percentage for basic refinancing transactions, to be increased by
     1.75 percentage points, all applicable to the first day of trading on Amsterdam Exchanges in the financial year to which the dividend relates. Apart from this no additional dividend is to be paid on the preferred shares.
4. The remaining profit shall be put at the disposal of the general meeting of shareholders.
5. Provided it appears from an interim statement of assets signed by the executive board that the requirement mentioned in paragraph 2 concerning the position of the Company's assets has been fulfilled, the executive board may, subject to the approval of the supervisory board even before the approval of the balance sheets and the income statements of any financial year distribute one or more interim dividends on account of the dividend to the holders of shares, with regard to preferred shares, however, subject to the maximum mentioned in paragraph 3.
6. A dividend or interim dividend shall be declared and paid as from a day to be fixed to this end by the executive board. Different days may be fixed for this purpose for:
     -  shares to bearer for which K-certificates have been issued;
     -  shares to bearer for which CF-certificates have been issued;
     - registered shares for which certificates of share have been issued; as well as for:
     -  registered shares for which no certificates of share have been issued.

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     Furthermore common shares and preferred shares can be treated differently.
     Each day which has been fixed shall be announced with due regard to regulations applicable to the Company.
7. For a dividend or an interim dividend on a share for which a CF-certificate has been issued, such party shall be entitled as a holder of the share at a time fixed by the executive board. In order to exercise the right to a dividend or an interim dividend referred to in the preceding sentence, the rightful claimant must see to it that the dividend sheet is, at the time mentioned there, in the custody of a custodian as referred to in Article 4 paragraph 5. For the distribution of a dividend or interim dividend mentioned in this paragraph, the Company shall be discharged towards the rightful claimants by payment to the institution mentioned in Article 4, paragraph 5 or to one or more third parties to be designated by such institution and the Company, in favour of those in whose names the dividend sheets are in the custodians' custody at the aforesaid time.
8. A party in whose name the share is registered in the share register at a date fixed to this end by the executive board, shall be entitled to a dividend or an interim dividend on a registered share for which no certificate of share has been issued, or on a registered share for which a certificate of share has been issued.
9. Different times may be fixed for the shares mentioned in the paragraphs 7 and 8. Each time which has been fixed shall be announced with due regard to regulations applicable for the Company.
10. The executive board may decide, subject to the approval of the supervisory board that the payment of a dividend or an interim dividend in cash on registered common shares for which certificates of share have been issued and the dealing in which on an exchange or a similar institution in another country than The Netherlands is permitted with the cooperation of the Company, shall take place in the currency of that country unless this is not possible for the Company owing to government measures or other circumstances beyond its control. If, in accordance with the provisions of the preceding sentence, a dividend or an interim dividend is distributed in a foreign currency, it shall to this end be converted at the exchange rate current on the exchange at Amsterdam on a day to be fixed and announced by the executive board which does not fall before the day on which the distribution is resolved upon, nor after the day fixed for the shares in question in accordance with the provisions of paragraph 6.
11. The executive board is authorized, subject to the approval of the supervisory board, to decide that a dividend or an interim dividend on common shares shall not take place as a cash payment but as a payment in common shares, or to decide that holders of common shares shall have a choice to receive a dividend or an interim dividend as a cash payment and/or as a payment in common shares, in all cases out of the profit and/or out of a surplus fund, provided that the executive board is designated by the general meeting as stated in Article 5, paragraphs 1 and 3. Subject to approval of the supervisory board the executive board shall also determine the conditions for the aforementioned choices.
12. Dividends which have not been claimed within five years of the first day upon which they were made payable shall lapse to the Company.

Proposal for amendment of the articles of incorporation or for dissolution.
Article 25.
1. The general meeting of shareholders may pass a resolution for an amendment of the articles of incorporation or for dissolving the Company only upon a proposal of the executive board, and approved by the supervisory board. Any such proposal shall always be stated in the notice of the general meeting of shareholders.
2. In the event of a proposal for amending the articles of incorporation, a copy of such proposal containing the literal text of the proposed amendment shall be deposited at the Company's office in The Hague and at the office of an admitted institution as meant in the Fondsenreglement of Amsterdam Exchanges N.V. in Amsterdam, for inspection by any shareholder, until the end of the meeting. Further, a copy of the proposal shall be made available free of charge to any shareholder from the day when it was deposited until the day of the meeting.

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3.   For the adoption of a resolution to amend the articles of incorporation or dissolve the Company it shall be required that at least half the issued capital be represented at the meeting at which the proposals concerned are dealt with.
4. If the requirement mentioned in the preceding paragraph has not been satisfied, a second meeting shall be called and held within four weeks. This subsequent meeting may adopt an appropriate resolution irrespective of the issued capital represented.
5.   No new items shall be brought up for discussion at this meeting.

Dissolution and liquidation.
Article 26.
1. In the event of dissolution of the Company by virtue of a resolution of the general meeting of shareholders, the members of the executive board shall be charged with the liquidation of the business of the Company and the members of the supervisory board with the supervision thereof.
2. The provisions of these articles of incorporation remain in force as much as possible during liquidation.
3. In the resolution for dissolution and liquidation the general meeting of shareholders shall fix the remuneration of the liquidators and members of the supervisory board.
4. If upon liquidation, after settlement of all debts, including the costs of liquidation, a credit balance remains, it shall be distributed as follows:
     First, all holders of preferred shares shall receive, as far as possible, the call paid on their shares. The amount remaining after such payment shall be equally distributed to the holders of common shares. Liquidators are authorized to make a distribution in advance, if the state of the assets gives reason to do so.
5. The liquidation shall otherwise be subject to the provisions of Title 1, Book 2 of the Dutch Civil Code.

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